EXHIBIT (10-6)

Summary of The Procter & Gamble Key Manager

Long-Term Incentive Program

LONG-TERM INCENTIVE PROGRAM
(Effective July 1, 2016)

The Long-Term Incentive Program (“LTI Program”) is part of The Procter & Gamble Company’s (the “Company”) long-term incentive compensation and is designed to increase employee ownership and focus employees on the long-term success of the Company. Awards granted under the LTI Program (“LTI Awards”) are made pursuant to authority delegated to the Compensation & Leadership Development Committee (the “Committee”) by the Board of Directors for determining compensation for the Company’s principal officers and for making awards under The Procter & Gamble 2014 Stock and Incentive Compensation Plan (the “2014 Plan”) or any successor stock plan approved in accordance with applicable listing standards.

I.    ELIGIBILITY

Active employees at Band 4 and above as of October 1 prior to grant date are included in the Plan, as well as a select percent of Band 3 employees. Employees recommended by management and approved by the Committee or Committee’s delegate are eligible to participate (“Participants”).

II.    OVERVIEW

The LTI Program motivates leaders to achieve results in the long term by driving ownership behavior through the awarding of stock options, stock appreciation rights (SARs), and restricted stock units (RSUs). Participants at Band 4 and above may be provided a choice of a mix of stock options and RSUs, except for the CEO, whose grant form is solely determined by the Committee. The choice must be made before the end of the calendar year preceding the award date. Band 3 participants receive awards in the form of stock options, RSUs, or a mix as authorized by the CEO prior to grant date. Exceptions may exist in some countries where stock options and/or RSUs are not locally allowed or effective as a compensation vehicle.

III.    AWARD DETERMINATION

Market target grant values by Job Band are based on competitive market data from peer companies and analysis of global long-term incentive practices.

•	CEO - The market analysis is reviewed and a final award value for the CEO is determined solely by the Committee.

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Principal Officers - Market target grant values for Principal Officers are authorized by the Committee. Final awards for Principal Officers are recommended by the CEO and approved directly by the Committee.

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Band 4-6 - The CEO authorizes market target grant values by band below Band 7. Individual employee award targets are determined based on the employee’s home country and job band. The final award values for Band 4-6 may be further adjusted by Business Unit leaders for individual performance. Final award amounts for employees Band 4-6 are approved by the CEO as delegated by the Committee. Awards for low performers are reduced or eliminated.

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Band 3 - The CEO authorizes market grant values, award mix, and participation rates at Band 3. The Business Unit leaders select the Band 3 participants within their organizations. The final award values for Band 3 are set based on home country and approved by the CEO as authorized by the Committee.

The number of stock options or SARs awarded to each employee will be determined on grant date using the same methodology by which the Company expenses stock options. The number of RSUs awarded will be determined based on the price of P&G stock on grant date.

The option price or grant price used for any LTI Award will be the closing price for a share of Common Stock on the New York Stock Exchange on the day of the grant, or such higher price as may be specified in the French Addendum of the Regulations (the “Grant Price”). If the New York Stock Exchange is closed on the day of the grant, then the date of the Award will be the first day of trading of the Company’s stock subsequent to the date previously specified for such award.

LTI Awards will be granted on the last business day of February each year. Employees who did not receive the appropriate award on this date due to an administrative or data error will receive their appropriate LTI Award on the last business day prior to May 10 each year.

If applicable, Participants must accept their awards according to the terms of the Award Letter or the Award will not be granted.

IV.    VESTING AND SETTLEMENT

Stock options and SARs vest three years following the grant date. They expire ten years after the grant date. RSUs have a vest date and settlement date three years following the grant date, are eligible for dividend equivalents, and cannot be deferred in accordance with Internal Revenue Code 409A unless otherwise determined by the Committee at grant.

V.    SEPARATION FROM THE COMPANY (Defined terms shall have the meaning designated in the 2014 Plan or related award documents.)

If the Participant’s Termination of Employment occurs for any reason before the Expiration Date and prior to exercising the Award for stock options and SARs, or before the Vest Date for RSUs, except for the reasons listed below, the Award will be forfeited. Participants must remain in compliance with the terms and conditions set forth in the 2014 Plan, including those in Article 6.

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Termination on Account of Death (except in France and the UK). The Vest Date for stock options and SARs becomes the date of death and the Award remains exercisable until the Expiration Date. For RSUs, the Award will be fully vested and payment will be made by the later of the end of the calendar year or two and a half months following the date of death.

•	Termination on Account of Death for awards granted in France or the UK. The consequences of death are determined by the local plan supplement, if applicable.

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Termination on Account of Retirement or Disability after June 30th of the fiscal year in which this Award was granted. Stock options and SARs are retained and will be exercisable on the Vest Date and will expire on the Expiration Date. RSUs are retained and will be delivered on the Settlement Date.

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Termination pursuant to a Written Separation Agreement that provides for retention of the Award, after June 30th of the fiscal year in which this Award was granted. Stock options and SARS are retained and will become exercisable on the Vest Date and will expire on the Expiration Date. RSUs are retained and will be delivered on the Settlement Date.

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Termination in connection with a divestiture or separation of any of the Company’s businesses, as determined by the Company’s Chief Human Resource’s Officer. All outstanding Stock options and SARs are retained and will become exercisable on the Vest Date and will expire on the Expiration Date. All outstanding RSUs are retained and will be delivered on the Settlement Date.

V.    CHANGE IN CONTROL

If there is a Change in Control, the provisions of Article 17 of the 2014 Plan will apply.

VII.    GENERAL TERMS AND CONDITIONS

It shall be understood that the LTI Program does not give to any employee any contract rights, express or implied, against the Company for any LTI Award, or for compensation in addition to the salary paid to him or her.

This program document may be amended at any time by the Committee.